EXHIBIT 4.2

Code : 01

Provision of Materials Agreement

between

Yankuang Group Company Limited

and

Yanzhou Coal Mining Company Limited

23 April 2012

This agreement is made and come into force of this day of 23 April 2012 in Zoucheng City, Shangdong Province, between:

Yankuang Group Company Limited, a wholly state-owned enterprise incorporated and validly exists under the laws of PRC with registry number of business license for legal person as 370000018019807 and registered office at 298 Fushannan Road Zoucheng, Shandong Province and its legal representative being Wang Xin (hereinafter referred to as “Yankuang Group”).

Yanzhou Coal Mining Company Limited, a company with limited liability incorporated and validly exists under the laws of PRC listing in the Shanghai Stock Exchange, Hong Kong Stock Exchange and New York Stock Exchange, with registry number of business license for legal person as 370000400001016 and registered office at 298 Fushannan Road Zoucheng, Shandong Province and its legal representative being Li Weimin (hereinafter referred to as “the Company”).

Where:

1.	On 25 September 1997, Yankuang Group, as the only promoter, founded the Company pursuant to PRC laws. As part of its reorganization, Yankuang Group injected assets and liabilities relating to its major coal production business into the Company, and Yankuang Group retained the remaining assets and liabilities.

2.	After successive IPO and listing of the Company in the Shanghai Stock Exchange, Hong Kong Stock Exchange and New York Stock Exchange, Yankuang Group remains the controlling stockholder of the Company, holding 52.86% of stocks in the Company as at the date hereof.

3.	On 31 October 2008, Yankuang Group and the Company entered into Provision of Materials Agreement, which were ratified by independent shareholders on 23 December 2008. This agreement was effective for 3 years from 1 January 2009 to 31 December 2011. Pursuant to the original Provision of Materials Agreement, Yankuang Group daily provided the Company with materials.

4.	According to the latest development, Yankuang Group also provides small amount of coal products to the Company in addition to its continued provision of materials.

Pursuant to Contract Law of the People’s Republic of China, relevant laws and regulations, and local regulatory requirements in the listing locations of the Company, Yankuang Group and the Company, through friendly discussion, agree on provision of labour and services as follow:

1. Definition and explanations

1.1 Definition

Terms herein have the following meaning unless otherwise required by the context:

“Fiscal year”	refers to	each year from 1 January to 31 December;

“Half year”	refers to	from 1 January to 30 June or from 1 July to 31 December for each fiscal year;

“Agreed Provision”	refers to	the provision of materials;

“Hong Kong Stock Exchange”	refers to	the Stock Exchange of Hong Kong Limited;

“Market price”	refers to	the market price of agreed provision calculated pursuant to clause 4.2 of the agreement in applicable circumstances;

Materials	refers to	Production materials such as cement and mining cables, and equipment, materials and coal provided by Yankuang Group and its subsidiaries or associated persons to the Company and its subsidiaries pursuant to clause 2.1 of the agreement;

“PRC”	refers to	People’s Republic of China;

“RMB”	refers to	Renminbi, the legal currency of PRC;

“Previous Connected Transaction Agreement”	refers to	the Provision of Materials Agreement entered between Yankuang Group and the Company on 31 October 2008;

“State regulated price”	refers to	price of agreed provision set in accordance with clause 4.3; and

“Subsidiaries”	refers to	the holding subsidiaries and other affiliates of Yankuang Group and the Company.

1.2 Explanation

Unless the contrary intention appears,

(1) Where the provision of materials is involved herein, both Yankuang Group and the Company shall refer to itself as well as its subsidiaries. Yankuang Group also includes its associated persons from time to time (“associated persons” has the meaning ascribed to it in the Rules Governing the Listing of Securities of the Stock Exchange of Hong Kong Limited). In this agreement, the subsidiaries of Yankuang Group exclude the Company and its subsidiaries;

(2) Any party in the agreement and any other agreements includes its successors or approved assignees (if any);

(3) Clauses and appendixes refer to clauses and appendixes hereof;

(4) Any clauses herein shall not be interpreted as the prohibition to postponing, revision, modification or supplement of the agreement;

(5) The title of the agreement is intended for convenience purpose only and shall not affect the content and explanation hereof.

2. Agreed provision

2.1 Agreed provision provided by Yankuang Group to the Company in accordance with the agreement includes but not limited to: materials including cement, belt, mining cable, supporting roller, timber, bearing, and mining equipment including hydraulic support and belt conveyor, and other similar material and coal.

2.2 Yankuang Group shall provide the Company with agreed provision pursuant to the terms hereof and specific terms (including but not limited to quantity and quality) in written agreements entered between both parties from time to time.

2.3 Yankuang Group undertakes that, in any case, the charge for provision of materials by Yankuang Group shall not be higher than that to an independent third party. In appropriate circumstances, Yankuang Group offers favourable price.

2.4 Pursuant to the clauses and terms in this agreement, the Company shall be entitled to purchase materials from Yankuang Group. For the avoidance of doubt, the Company shall not be obligated to purchase materials from Yankuang Group unless otherwise confirmed in written from time to time.

2.5 If case of more favourable terms and conditions for provision of the same materials by any third party, or where the materials provided by Yankuang Group fail to satisfy the Company in any aspect (including quality, quantity), the Company shall have the right to purchase the same materials from a third party. For the avoidance of doubt, in any case, the Company shall not be obligated to comply with the purchase agreed provision solely from Yankuang Group.

3. Execution

3.1 The Company shall submit the materials demand plan for the coming year or service adjustment plan for the current year (“annual provision plan”) to Yankuang Group prior to 31 November each year. The parties shall agree on the plan before 31 December of the year. Where the materials demand plan of the Company for the coming year is identical to the current year, Yankuang Group shall perform such plan.

3.2 The parties and their subsidiaries and associated person of Yankuang Group shall enter into specific materials provision contracts in accordance with this agreement (including annual provision plan developed under this agreement).

3.3 Annual provision plans or specific provision contracts can be adjusted during the course of execution upon agreement by both parties where necessary.

3.4 Payments for agreed provision can be made in one time or by instalments.

3.5 Both parties shall record account payable or account receivable of continuing connected transaction into the account book before the last business day of each calendar month. All the payments of continuing connected transaction of each calendar month other than the outstanding transaction or disputed ones shall be settled in the next month.

4. Pricing basis of agreed provision

4.1 Prices of agreed provision shall be determined in accordance with market price, which should be calculated and estimated before the beginning of the fiscal year where possible.

4.2 Prices of agreed provision shall be determined in accordance with market price and general commercial terms as below:

(1) The prices of identical or similar agreed provision by an independent third party in the area of provision or in the vicinity in accordance with general commercial terms during its daily business operation; or

(2) Where item (1) is not applicable, the prices of identical or similar materials provided by an independent third party within PRC territory in accordance with general commercial terms during its daily business operation.

4.3 At any time, both parties agree to adopt any state regulated price effective and applicable to the agreed provision hereof at any time. Such price is required for such agreed provision in accordance to laws, regulations, decrees or pricing policies (as the case may be) made by relevant Chinese government agencies.

5. Representations, warranties and undertakings by Yankuang Group

5.1 Yankuang Group, a wholly state owned enterprise with limited liability and a status of independent legal entity incorporated under the PRC laws, currently holds a valid business license.

5.2 Yankuang Group has been engaging in business activities in accordance with the laws, and never involves in any business exceeding the scope set by laws.

5.3 The entrance or performance of obligations hereof by Yankuang Group neither breaches nor legally conflicts with any other agreements it entered or its articles of corporation.

5.4 Yankuang Group undertakes that the terms of material provision hereof shall be no less favourable than that provided to any independent third parties by itself, its subsidiaries or associated person (as the case may be).

5.5 Yankuang Group undertakes to provide the Company with materials in accordance with the requirements and standards as negotiated and set by the parties from time to time.

5.6 Yankuang Group undertakes to maintain adequate qualified employees and to provide adequate guidance and instruction for them to provide the Company with agreed provision in fulfilling the reasonable requirements by the Company.

5.7 Yankuang Group guarantees the Company a preferential right in receiving any materials provision hereof, and a preferential right to purchase materials provided by Yankuang Group to any third parties, including but not limited to any other third parties related to Yankuang Group, with identical terms.

5.8 Yankuang Group guarantees that any provision of materials by the subsidiaries and/or associated persons of Yankuang Group to the Company shall conform to the clauses of this agreement.

5.9 Yankuang Group guarantees to be liable for any violation of terms hereof in the agreed provision by its subsidiaries and/or associated persons pursuant to this agreement.

5.10 Yankuang Group guarantees that it will prompt its subsidiaries and associated persons to take any necessary action to fulfil the obligations under this agreement.

5.11 Yankuang Group undertakes to take reasonable measures to avoid any losses of the Company arising from negligence during its performance of obligations hereof. In case of any losses arising therefrom, Yankuang Group guarantees to compensate for all losses of the Company.

6. Representations, warranties and undertakings by the Company

6.1 The Company, a limited liability company incorporated under the laws of PRC with the status of an independent legal entity, currently holds a valid business license.

6.2 The Company has been engaging in business activities in accordance with the laws, and never involves in any business exceeding the scope set by laws.

6.3 The entrance or performance of obligations hereof by the Company neither breaches nor legally conflicts with any other agreements it entered or its articles of corporation.

6.4 The Company guarantees to make timely payment to Yankuang Group for the agreed provision in accordance with this agreement.

7. Termination of agreed provision

7.1 In case the Company cannot easily obtain similar materials from a third party in equivalent terms of this Agreement, Yankuang Group shall not terminate the provision of materials hereunder for any reason.

7.2 Subject to clause 7.1, any party may terminate the provision or purchase of certain kind of materials by providing not less than 12 months prior written notice to the other party. The kind of material provision or purchase to be terminated and the effective date of such termination shall be specified in the termination notice. Termination shall be set forth automatically from the effective date specified in notification without affecting other rights and obligations of Yankuang Group or the Company hereunder.

7.3 For the avoidance of doubt, both parties agree that, where the Company has issued termination notice of agreed provision pursuant to clause 7.2, Yankuang Group shall continue its provision of materials to the Company pursuant to applicable provision clauses other than the requirement(s) on term of provision from the date of the notice until the termination effective date. The applicable clauses shall include relevant terms of the Supplementary Agreement entered in accordance with clause 8.3.

8. Effective date, term and termination of agreement

8.1 Unless otherwise agreed in written form by both parties, this Agreement shall apply with retrospective effect from 1 January 2012, subject to signatures by the legal representatives or authorized representatives of both parties and approval by independent shareholders or the board of directors pursuant to approval permission and local regulatory requirements in the listing locations of the Company.

8.2 This agreement is valid for 3 years starting from 1 January 2012 until 31 December 2014. The previous Connected Transactions Agreement shall terminate automatically upon effect of this agreement.

8.3 In case of any need to modify this agreement, both parties shall enter into a supplemental agreement on the relevant issues prior to the end of November in the year prior to the relevant fiscal year specified in such supplemental agreement. In the event of failure of both parties to achieve consent on the terms of the supplemental agreement before the above time limit, the current terms of provision shall be applicable to the next fiscal year until an agreement is reached or the disputes are settled by both parties pursuant to clause 8.4.

8.4 Where the parties fail to reach an agreement in connection with any matters related to the transaction price (including but not limited to the amount and the time of payment), such matters shall, upon the request of any party, be submitted to Zoucheng City Pricing Bureau as a mediator for determining solution. Such decision by Zoucheng City Price Bureau shall be final and binding on both parties.

8.5 Both parties may negotiate and enter into a new provision of materials agreement prior to the termination of this Agreement to ensure normal operation and production of both parties after such termination.

8.6 In case of material default of any clauses hereof by any party (“defaulting party”) , this agreement may be terminated immediately by the other party where the defaulting party fail to provide remediation of such default within the reasonable period requested in written notice by the other party for remediation of such act of default, or where such act of default is not remediable.

8.7 Termination of this Agreement shall not harm any occurred rights or duties of any party.

9. Performance

In accordance with the regulatory requirements of the listing location of the Company (including but not limited to Hong Kong Stock Exchange Listing Rules and Shanghai Stock Exchange Stock Listing Rules), an annual quota of transaction shall be set for continuing connected transactions under this Agreement. Where the annual quota for agreed provision requires the approval by independent shareholders of the Company, the continuity of such transactions shall be subject to the approval of independent shareholders of the Company. Where, in any year, the actual occurring amount of such transactions exceeds the annual quota approved by independent shareholders of the Company, both parties should terminate the agreed provision in excess of the annual quota approved by independent shareholders prior to the approval procedure of the Company in compliance to the regulatory requirements of the listing locations.

10. Announcement

Any party shall not make or permit others to make (where one party is capable to control the other) any announcement related to the subject of this agreement or any relevant issues without prior written consent of the other party, save for announcement made in compliance with requirements by law or the China Securities Regulatory Commission, Shanghai Stock Exchange, the Hong Kong Stock Exchange , the Securities and Futures Commission in Hong Kong, the New York Stock Exchange, the United States Securities and Exchange Commission or regulatory authorities in any other listing locations of the Company.

11. Other requirements

11.1 Neither party shall assign or transfer its rights or obligations of this agreement to any third parties without prior written consent of the other party.

11.2 This Agreement and its Appendix shall constitute a complete agreement by both parties on all issues herein and replace all prior agreements by both parties related to such transactions. In case of violation of any clauses of the previous connected transactions agreement by any party (“defaulting party”), the effect of this agreement shall not affect any rights entitled by the other party (“non-defaulting party”) due to the violation of the defaulting party.

11.3 Should any clauses herein become illegal, invalid or unenforceable at any time, the other clauses shall not be affected.

11.4 In case of any failure or delay of any party in performance of its obligations of this agreement pursuant to the requirements hereof due to force majeure, the party shall provide immediate written notification for the other party and shall not be deemed as default. The other party shall provide a reasonable period for the said party to perform its duties and obligations according to the situation.

11.5 Both parties agree to bear all relevant costs and expenses required by relevant laws of PRC arising from the entrance of this agreement or evenly distribute such costs and expenses where there is no relevant regulation.

11.6 Any amendments of this agreement or its appendix shall be provided in written form where possible and shall be signed by both parties and approved via appropriate legal procedures.

11.7 Unless otherwise required, failure or delay in exercising its rights, powers or privileges hereunder by any party shall not constitute a waiver of such rights, powers or privileges, and a single or partial exercise of such right, power or privilege does not exclude its exercise of any other rights, powers or privileges.

11.8 The Appendix is an integral part of this Agreement, and shall be equally binding upon both parties as the Agreement itself.

12. Notice

12.1 In accordance with this Agreement, any notices or other documents shall be made in written form and delivered by hand, by mail or by fax to the relevant parties to the following addresses:

(a)	Yankuang Group:	Yankuang Group Company Limited
	Address:	298 Fushannan Road, Zoucheng City, Shandong Province P.R. of China
	Tel:	0537-5382232
	Fax:	0537-5382831

(b)	The Company:	Yanzhou Coal Mining Company Limited
	Address:	298 Fushannan Road, Zoucheng City, Shandong Province P.R. of China
	Tel:	0537-5383916
	Fax:	0537-5382032

12.2 Arrival time of notices or documents:

(a) Delivery by hand: upon hand-over of the letter;

(b) Delivery by mail: within five (5) working days after posting (excluding Saturdays, Sundays and public holidays in PRC); and

(c) Delivery by fax: upon receipt of fax. Where the fax is received outside business hours, the receiving time shall be the general business hours of the second day (excluding Saturdays, Sundays and public holidays in PRC) and the sender shall present the confirmation from the fax machine to certify completion of faxing.

13. Applicable laws and jurisdictions

This agreement shall be governed by and construed by the applicable laws of PRC. Any disputes (including any issues concerning the existence, validity, and rights and duties of both parties under this Agreement) arising from or in connection with this Agreement unable to be resolved through friendly negotiation may be submitted to Jining Arbitration Commission located in Jining city for arbitration according to its prevailing Provision Rules of Procedure upon request of any party. This arbitrate award shall be final and binding upon both parties.

14. Others

This agreement is provided in Chinese.

Copies of this agreement, which are made in quadruplicate with equal legal effects, shall be held respectively by both parties (2 copies for each party) upon signature and sealing by the legal or authorized representatives of both parties.

Appendix: Provision of materials by Yankuang Group to the Company

Item no.	Item	Pricing basis	Provision period	Notice period for termination
1	Materials and equipment for production, including but not limited to mining equipment and machineries such as cement, conveyor belts and power cable for mining and other similar materials and coal	Market price	3 years	12 months

In witness hereof, this agreement has been signed on the date specified on the first page.

Yankuang Group Company Limited (Seal)

Legal representative

/authorized representative:	/s/ Li Weimin

Yanzhou Coal Mining Company Limited (Seal)

Legal representative

/authorized representative:	/s/ Wang Xin